GOLDEN PATRIOT, CORP.

1979 Marcus Avenue, Suite 210

Lake Success, New York 11042

November 9, 2006

Trading Symbols:

GPTC--OTCBB

GPU-- Frankfurt Stock Exchange

Golden Patriot Negotiating To Hire European Investor Relations Team

Golden Patriot, Corp. ("Golden Patriot") (OTCBB: GPTC) (Frankfurt Stock Exchange: GPU) wishes to announce that it is actively negotiating with multiple investor relations firms based in Europe to focus on Golden Patriot’s German listing.

Mr. Brad Rudman, President of Golden Patriot stated, “Golden Patriot has had a listing on the Frankfurt Exchange for many months now and would like to put more focus on the European trading arena.  Based on the current strong price of uranium, the appetite for junior uranium stocks trading on European markets and the current activities occurring with the company on our past producing uranium prospect, we feel this is the opportune time to be focusing on Europe.”

Golden Patriot has recently been informed by the operator that Phase 1 of drilling operations have now been completed on the past producing Lucky Boy Uranium Prospect and the samples have now been shipped to a lab in Tucson, Arizona in preparation for assaying.  It is expected that the results from this successful drill program on the past producing Lucky Boy Uranium Prospect will be forthcoming shortly.

The project geologist reports that Phase 1 of the drill program has been successful in determining various grades of 2lbs/ton and greater, with widths of 10 to 20 feet in a number of drill-holes on the property based on scintilometer readings of the samples, and observations of the anomalous thickness, by him, on site. The chemical assays and correlated down-hole probe radiometrics will give the definitive results and determine the next phase of drilling to further define the ore body.

Golden Patriot has recently entered into an option agreement, subject to regulatory approval, to option 50% of its Debut Gold Property in Elko, Nevada.  Terms of the option agreement call for exploration expenditures of $1,000,000 CDN, which must be fully paid before the option may be exercised, and 100% of all property payments over a period of 10 years.   A work program is being developed and is expected to commence in the first quarter of 2007.

To receive timely updates and information on any future developments as they occur please email us at info@goldenpatriotcorp.com.

Contact: Brad Rudman

Tel: 516-343-6990

www.goldenpatriotcorp.com

Disclaimer: This announcement may contain forward-looking statements which involve risks and uncertainties that include, among others, limited operating history, limited access to operating capital, factors detailed in the accuracy of geological and geophysical results including drilling and assay reports; the ability to close the acquisition of mineral exploration properties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. More information is included in Golden Patriot, Corp. filings with the Securities and Exchange Commission, and may be accessed through the SEC's web site at http://www.sec.gov.